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                                                                    Exhibit 99.1

                              [LOGO]
                  Speedway Motorsports, Inc.(TM)
               P.O. BOX 600, CONCORD, NC 28026-0600
                  704-455-3239 704-455-2168 FAX       Contact:   Lauri Wilks
                                                                 Sarah Ackerman
                                                                 704-455-3239
                                                      --For Immediate Release --

                  SPEEDWAY MOTORSPORTS REPORTS RECORD REVENUES
                  AND EARNINGS FOR THE FIRST QUARTER OF 2003 -
                    ADMISSION REVENUES INCREASE 10% OVER 2002

CONCORD, NC (May 6, 2003) - Speedway Motorsports, Inc. (NYSE:TRK) today announced record revenues and earnings and diluted earnings per share of $0.45 for the first quarter of 2003. Admission revenues increased 10% over last year despite continuing economic, travel and corporate spending challenges.

For first quarter 2003 as compared to 2002:
    . total revenues increased 9% or $8.4 million to $105.0 million, with admission revenues increasing 10% or $3.9 million to $43.0 million,
    . income from continuing operations before the cumulative effect of an accounting change increased 10% or $1.8 million to $19.1 million,
    . diluted earnings per share from continuing operations before accounting change increased 13% or $0.05 to $0.45,
    .   net income increased 54% or $6.7 million to $19.1 million, and
    .   diluted earnings per share increased 55% or $0.16 to $0.45.

First quarter 2002 results reflect the cumulative effect of an accounting change for goodwill impairment of $4.3 million or $0.10 per diluted share associated with certain non-motorsports related reporting units upon adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" as of January 1, 2002. Fiscal quarter 2002 results also reflect the Company's disposal of SoldUSA in the second quarter 2002 which resulted in net losses from discontinued operations and disposal of $686,000 or $0.01 per diluted share. There were no such charges in the first quarter 2003.

First quarter highlights include Atlanta Motor Speedway hosting increased attendance at its Bass Pro Shops MBNA 500 NASCAR Winston Cup Series racing event, and Bristol Motor Speedway again hosting record sold-out capacity crowds at its Food City 500 NASCAR Winston Cup Series, and record attendance at the Channellock 250 NASCAR Busch Series, racing events. Las Vegas Motor Speedway also hosted record sold-out capacity crowds at its UAW-DaimlerChrysler 400 NASCAR Winston Cup Series, and record attendance at the Sam's Town 300 NASCAR Busch Series, racing events.

"Our extremely strong first quarter results, including particularly the 10% increase in admission revenues, with increased or record attendance at all of our NASCAR Winston Cup and Busch racing events, was an exceptional start to SMI's 2003 NASCAR racing season," stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. "Despite the continuing economic and corporate spending challenges, our Atlanta Motor Speedway's Winston Cup race had its highest

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attendance since 1999, and our Las Vegas Motor Speedway's Winston Cup and Busch
races had their highest attendance at least since our acquisition in 1998. We believe these results clearly demonstrate to sponsors, advertisers and promoters that our core and new fan base continues to grow, as well as the increased marketing appeal and fan interest for motorsports entertainment."

"Our tremendous start for 2003 clearly illustrates the long-term merits of SMI owning first-class facilities in premium markets, and their increasing marketing and broadcasting appeal," stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports. "We are proud of our new 10,000 premium seats and 52 luxury suites at the `phenomenon' we call Bristol Motor Speedway, and we recently began construction of approximately 15,000 new premium seats at Las Vegas Motor Speedway. Atlanta's long-standing reputation for offering fans some of the best on-track competition in NASCAR, along with future roadway expansion surrounding and leading into AMS, location in one of the nation's top media markets represents a tremendous long-term growth opportunity for us as well as advertisers and broadcasters."

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 725 stations nationwide. For more information, visit the Company's website at www.gospeedway.com.

This news release contains forward-looking statements, particularly statements with regard to the Company's future operations and financial results. There are many factors that affect future events and trends of the Company's business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, the success of expense reduction efforts, litigation, insurance, and economic conditions. These factors and other factors, including those contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 a.m. ET which are open to all participants. To participate in the conference call, you may dial 888-895-5479 for domestic calls or 1-847-619-6250 for international calls. The reference number is 6976141. A webcast of the call by CCBN can be accessed at the Company's website www.gospeedway.com. To listen to a playback of the call, you may dial 888-843-8996 (domestic) or 630-652-3044 (international) beginning after 2:00 pm (ET) May 6th through May 20th. The reference number is 6976141. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer; and Marylaurel E. Wilks, Vice President, Communications and General Counsel.

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Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three Months Ended March 31, 2003 and 2002
(In thousands except per share amounts)

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
                                                                                                            Three Months Ended
                                                                                                         ------------------------
INCOME STATEMENT DATA                                                                                    3/31/2003      3/31/2002
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
REVENUES:
  Admissions                                                                                           $   43,040      $   39,109
  Event related revenue                                                                                    28,104          26,064
  NASCAR broadcasting revenue                                                                              25,039          21,575
  Other operating revenue                                                                                   8,811           9,820
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     Total Revenues                                                                                       104,994          96,568
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EXPENSES AND OTHER:
  Direct expense of events                                                                                 17,863          14,883
  NASCAR purse and sanction fees                                                                           18,883          16,821
  Other direct operating expense                                                                            8,069           8,224
  General and administrative                                                                               14,749          14,355
  Depreciation and amortization                                                                             8,453           7,923
  Interest expense, net                                                                                     5,106           5,796
  Other expense (income), net                                                                                 311              (9)
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     Total Expenses and Other                                                                              73,434          67,993
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Income From Continuing Operations Before Income Taxes and Cumulative Effect of Accounting Change           31,560          28,575
Income Tax Provision                                                                                       12,415          11,217
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Income From Continuing Operations Before Cumulative Effect of Accounting Change                            19,145          17,358
Loss From Operations and Disposal of Discontinued Business                                                     --            (686)
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Income Before Cumulative Effect of Accounting Change                                                       19,145          16,672
Cumulative Effect of Accounting Change for Goodwill Impairment                                                 --          (4,273)
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NET INCOME                                                                                             $   19,145      $   12,399
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BASIC EARNINGS PER SHARE:
Continuing Operations Before Accounting Change                                                         $     0.45      $     0.41
Discontinued Operations                                                                                        --           (0.01)
Accounting Change                                                                                              --           (0.10)
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BASIC EARNINGS PER SHARE                                                                               $     0.45      $     0.30
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Weighted average shares outstanding                                                                        42,359          41,883

DILUTED EARNINGS PER SHARE:
Continuing Operations Before Accounting Change                                                         $     0.45      $     0.40
Discontinued Operations                                                                                        --           (0.01)
Accounting Change                                                                                              --           (0.10)
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DILUTED EARNINGS PER SHARE                                                                             $     0.45      $     0.29
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Weighted average shares outstanding                                                                        42,617          44,342

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                                                                                                               Consolidated
                                                                                                          -----------------------
BALANCE SHEET DATA                                                                                        3/31/03        12/31/02
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
Cash and cash equivalents                                                                              $  106,035      $  112,638
Total current assets                                                                                      178,901         153,566
Property and equipment, net                                                                               879,321         861,107
Goodwill and other intangible assets, net                                                                  51,960          51,990
Total assets                                                                                            1,151,374       1,105,740

Current liabilities                                                                                       157,584         131,240
Revolving credit facility borrowings                                                                       90,000          90,000
Deferred race event income, net                                                                           100,994          85,565
Total long-term debt                                                                                      342,106         342,225
Total liabilities                                                                                         640,731         614,568
Total stockholders' equity                                                                             $  510,643      $  491,172
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